Exhibit 99.1
SPY Inc.
2070 Las Palmas Drive
Carlsbad, CA 92011
PH: (760) 804-8420
FX: (760) 804-8442
www.spyoptic.com

SPY INC. REPORTS RESULTS FOR THE THIRD QUARTER 2013

10th Consecutive Quarter of Year over Year Growth of SPY® Brand Products
SPY® Brand Products Achieved Year to Date Growth of 8% in 2013
Total Company Year to Date Net Sales reported as $29.2 million

For Immediate Release: November 5, 2013

CARLSBAD, Calif.—SPY Inc. (OTCBB: XSPY) today announced financial results for the three and nine months ended September 30, 2013.

SPY® brand products were $29.1 million during the nine months ended September 30, 2013, an increase of 8% or $2.0 million greater than in of the same period in 2012. Total Company net sales increased by 6% or $1.7 million, to $29.2 million during the nine months ended September 30, 2013, compared to $27.5 million in the same period in 2012. The difference between our SPY® brand sales and total Company sales in 2012 was due to our discontinued licensed brand products, which will have no sales in the future. Discontinued licensed brand sales were less than $50,000 during the nine months ended September 30, 2013, compared with sales of $0.4 million in the same period of 2012.

Third quarter sales of SPY® brand products were $10.2 million in 2013, an increase of 3% or $0.3 million greater than in the third quarter of 2012. Total Company net sales increased by 3% or $0.3 million, to $10.2 million compared to $9.9 million in the third quarter of 2012. There were no licensed brand sales in the third quarter of 2013, compared with $0.1 million in the third quarter of 2012.

 “We are very happy to have achieved our 10th consecutive quarter of year over year growth of SPY® brand products, with strong SPY® brand year to date sales growth of 8% in 2013 over of the same period in 2012, and year to date sales in 2013 were 19% higher than the same period in 2011,” said Michael Marckx, President and CEO. “In addition to the expanding Happy Lens™ Collection, we are pleased with the year to date growth of our Rx and goggle product lines that grew by 110% and 13%, respectively, in 2013 compared to 2012. The growth of these product lines helps diversify our revenue portfolio while expanding our SPY® brand. We achieved our third consecutive quarter of operating profit and had positive cash flow from operations. We believe our solid year to date results position us well for the fourth quarter of 2013 and into 2014.”

Income from operations improved by $5.3 million to $0.8 in the nine months ended September 30, 2013, compared to a loss from operations of $4.5 million during the same period in 2012. The $5.3 million improvement was partially due to the increase in sales combined with a 400 basis point improvement in gross profit as a percent of sales, which generated $1.9 million in additional gross profit contribution. Additionally, total operating expenses in the nine months ended September 30, 2013 were lower by $3.3 million, compared to the same period in 2012, primarily a result of the restructure actions taken in the third quarter of 2012. Cash flow generated by operating activities was $2.5 million in the nine months ended September 30, 2013, compared to negative $4.1 million in the same period in 2012, or an improvement of more than $6.6 million.

Income from operations improved by $1.7 million to $0.5 in the third quarter of 2013, compared to a loss from operations of approximately $1.2 million in the third quarter of 2012. The $1.7 million improvement was partially due to the increase in sales combined with a 500 basis point improvement in gross profit as a percent of sales, which generated $0.6 million in additional gross profit contribution. Additionally, total operating expenses in the third quarter of 2013 were lower by $1.1 million, compared to the third quarter of 2012, primarily a result of the restructure actions taken in the third quarter of 2012. Cash flow provided by operating activities was $1.4 million in the third quarter of 2013, compared to negative $0.3 million in the third quarter of 2012, or an improvement of more than $1.7 million.

The net loss improved by $4.4 million to $1.6 million in the nine months ended September 30, 2013, compared to a net loss of $6.0 million during the same period in 2012. The net loss improved by $1.5 million to $0.3 million in the third quarter of 2013, compared to a net loss of $1.8 million in the third quarter of 2012. The improved net loss in each period was due to the reduction in our loss from operations, partially offset by higher interest expense. Interest expense included in the net losses is primarily “paid in kind” by being added to the outstanding principal balance rather than being paid in cash.

The results of our operations for the nine months ended and quarter ended September 30, 2013 and 2012 are more fully discussed in our Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2013.

SPY Inc.:

We have a HAPPY disrespect for the usual way of looking (at life). This mindset helps drive us to design, market and distribute premium products for people who "live" to be outdoors, doing intense action sports, motorsports, snow sports, cycling and multi-sports–the things that make them HAPPY. We actively support the lifestyle subcultures that surround these pursuits, and as a result our products serve the broader fashion, music and entertainment markets of the youth culture. Our reason for being is to create the unusual, and this is what helps us deliver distinctive products to people who are active, fun and a bit irreverent, like us. It's what makes us HAPPY, and our customers, too. Our principal products–sunglasses, goggles and prescription frames–are happily marketed with fun and creativity under the SPY® brand. More information about SPY may be obtained from: www.spyoptic.com, www.facebook.com/spyoptic, Twitter @spyoptic and Instagram @spyoptic.

Safe Harbor Statement:

This press release contains forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and are subject to inherent risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "feel," "estimate," "predict," "hope," the negative of such terms, expressions of optimism or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ from those contained in our forward-looking statements include, but are not limited to: (i) lack of continuity of our management team, (ii) our ability to generate sufficient incremental sales of our core SPY® brand and new SPY® brand products to recoup our significant investments in sales, marketing and product development, (iii) our ability to continue to manage and operate our business at lower expense levels or otherwise reduce our breakeven point on an operating basis or to continue to generate income from operations, (iv) our ability to improve or maintain the levels of working capital necessary to operate the business, (v) our ability to maintain the availability of our existing credit facilities, satisfy our obligations when they become due, and otherwise finance our strategic objectives, and (vi) the other risks identified from time to time in our annual report on Form 10-K, our quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

CONTACTS:
Maddy Isbell, PR Manager
760-804-8420
Fax: 760-804-8442
investor.spyoptic.com

SPY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands, except number of shares and per share amounts)
	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash	$702	$818
Accounts receivable, net	6,057	5,611
Inventories, net	6,375	6,274
Prepaid expenses and other current assets	463	770
Income taxes receivable	-	16

Total current assets	13,597	13,489
Property and equipment, net	437	446
Intangible assets, net of accumulated amortization of $771 and $727 at September 30, 2013 and December 31, 2012, respectively	83	127
Other long-term assets	80	85

Total assets	$14,197	$14,147

Liabilities and Stockholders’ Deficit
Current liabilities
Lines of credit	$2,147	$4,591
Current portion of capital leases	78	49
Current portion of notes payable	16	15
Accounts payable	2,367	1,459
Accrued expenses and other liabilities	3,239	2,604

Total current liabilities	7,847	8,718
Capital leases, less current portion	109	102
Notes payable, less current portion	20	32
Notes payable to stockholders	20,856	19,078

Total liabilities	28,832	27,930
Stockholders’ deficit
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	-	-
Common stock: par value $0.0001; 100,000,000 shares authorized; 13,168,497 and 13,098,374 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	45,132	44,403
Accumulated other comprehensive income	509	494
Accumulated deficit	(60,277)	(58,681)

Total stockholders’ deficit	(14,635)	(13,783)

Total liabilities and stockholders’ deficit	$14,197	$14,147

SPY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Net sales	$10,152	$9,886	$29,154	$27,497
Cost of sales	5,225	5,583	14,350	14,644

Gross profit	4,927	4,303	14,804	12,853
Operating expenses:
Sales and marketing	2,963	3,838	8,767	11,262
General and administrative	1,269	1,351	4,505	5,075
Shipping and warehousing	121	224	379	607
Research and development	120	112	343	364

Total operating expenses	4,473	5,525	13,944	17,308

Income (Loss) from operations	454	(1,222)	810	(4,455)
Other income (expense):
Interest expense	(745)	(637)	(2,229)	(1,676)
Foreign currency transaction gain (loss)	(12)	42	(174)	80
Other income (expense)	1	33	(4)	29

Total other expense	(756)	(562)	(2,407)	(1,567)

Loss before provision for income taxes	(302)	(1,784)	(1,597)	(6,022)
Income tax provision	—	—	—	—

Net loss	$(302)	$(1,784)	$(1,597)	$(6,022)

Net loss per share of Common Stock
Basic	$(.02)	$(0.14)	$(.12)	$(0.46)

Diluted	$(.02)	$(0.14)	$(.12)	$(0.46)

Shares used in computing net loss per share of Common Stock
Basic	13,165	13,066	13,143	13,037

Diluted	13,165	13,066	13,143	13,037

Other comprehensive income (loss)
Foreign currency translation adjustment	$(225)	$(125)	$(132)	$34
Unrealized gain (loss) on foreign currency exposure of net investment in foreign operations	246	141	148	(45)

Total other comprehensive income (loss)	21	16	16	(11)

Comprehensive loss	$(281)	$(1,768)	$(1,581)	$(6,033)